UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ENNIS, INC.

(Name of Registrant as Specified In Its Charter)

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ENNIS, INC.

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

Time		10:00 a.m. on Thursday, June 16, 2005

Place		Midlothian Community Center One Community Circle Midlothian, Texas 76065

Items of Business:	•	To elect three directors (page 6);

	•	To transact other business properly coming before the meeting.

Who Can Vote		You can vote if you were a shareholder of record as of April 15, 2005.

Voting by Proxy		Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail in the enclosed postage-paid envelope.

For specific instructions, please refer to the section entitled “About the Annual Meeting” beginning on page 2 of this proxy statement and the voting instructions on the proxy card.

Date of Mailing		This notice and the proxy statement are first being mailed to shareholders on or about May 27, 2005.

By Order of the Board of Directors

Harve Cathey

Corporate Secretary

ENNIS, INC.

PROXY STATEMENT

MAY 27, 2005

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors (the Board) of Ennis, Inc. (the Company) is soliciting your vote at the 2005 Annual Meeting of the Company’s shareholders.

What am I voting on?

You are voting on:

•	The election of three directors (see page 6); and

•	Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote:

• FOR the Board’s proposal to elect nominated Directors.

Who is entitled to vote?

You may vote if you were the record owner of the Company’s common stock as of the close of business on April 15, 2005. Each share of common stock is entitled to one vote. As of April 15, 2005, we had 24,417,993 shares of common stock outstanding and entitled to vote.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of April 15, 2005 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for the election of directors.

How many votes are needed to elect directors?

The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors, provided a quorum is present. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this proxy statement.

With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your Company stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through Ennis’ employee benefit plans?

If you hold your stock through the Company’s employee benefit plans, you will receive a proxy card with instructions to vote which are the same as any other shareholder.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting,

•	Sending our Corporate Secretary a written document revoking your earlier proxy,

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Investor Services, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services and the Company will act as Inspectors of Election.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The election of directors for 2004 is considered a routine matter. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may return the proxy card without voting on that proposal. This is a broker non-vote.

If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect on the election of directors. For any other proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the nominee directors listed on the card.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of Company common stock. Each shareholder is permitted to bring one guest.

Do I need a ticket to attend the Annual Meeting?

No.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the 2005 annual report are available on our website at www.ennis.com in the “Investor Relations” section.

Board of Directors Information

What is the makeup of the Board of Directors and how often are the members elected?

Our Board currently has nine members. Our Board is classified into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the Board.

How are directors compensated?

Directors who are Company employees receive no additional compensation for serving on the Board. Compensation for non-employee directors consists of equity and cash.

Equity Compensation

Non-employee directors receive a grant of stock options for 10,000 shares upon election and an annual grant of stock options for 5,000 shares, which occurs in April each year. The options vest 25% per year beginning with the second year after grant and become fully vested after five years. The grant price is the current market price as reported by the New York Stock Exchange.

Cash Compensation

All non-employee directors receive $18,000 annual cash compensation (the retainer) and $2,000 per Board meeting fee. Non-employee directors serving in specified committee positions also receive the following additional cash compensation:

Chair of the Audit and Compliance Committee	$6,000
Chair of the Executive Compensation and Stock Option Committee	$6,000
Chair of the Nominating and Corporate Governance Committee	$6,000
All other Committee members – per meeting fee	$1,500

All retainers are paid monthly and meeting fees as incurred.

Stock Ownership

Directors are encouraged but not required to own common stock of the Company.

How often did the Board meet in 2005?

The Company’s Board met 7 times in 2005. Each director attended 100% of the Board meetings and all of the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2008 Annual Meeting of Shareholders and until his or her successor is elected are:

Three-year Terms Expiring in 2008

Name and Position	Age	On Board Since

Keith S. Walters, Chairman of the Board, CEO and President of the Company.
Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was with Atlas/Soundolier, a division of American Trading and Production Company, for 8 years, most recently as Vice President of Manufacturing. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation for 15 years, primarily in manufacturing and operations.

	55	1997

James B. Gardner, Senior Managing Director of SAMCO Capital Markets. Mr. Gardner has served in his present position with SAMCO, a financial services firm, since May 1994. Mr. Gardner has also been a director of Century Telephone Enterprises, Inc. since 1981 and serves as a director of NAB Asset Corporation.	70	1970

Ronald M. Graham, Vice President Administration. Mr. Graham was elected Vice President in June 1998. The Company employed Mr. Graham in January 1998 as Director of Human Relations. Prior to joining the Company, Mr. Graham was with E. V. International, Inc. (formerly Mark IV Industries, Inc.) for 17 years as Corporate Vice President, Administration. Prior to that time, Mr. Graham was with Sheller-Globe for 3 years as Corporate Director of Human Resources.	57	2003

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

Who are the directors continuing in office?

Three-year Terms Expiring in 2006
Name and Position	Age	On Board Since
Robert L. Mitchell, Retired President of the Company. Mr. Mitchell retired in December 1989. Prior to that date, he served as President and Chief Operating Officer of the Company from April 1985 and was continuously employed by the Company beginning in 1969.	71	1985

Thomas R. Price, Owner and President of Price Industries, Inc. Mr. Price has been engaged in his present occupation since 1975.	66	1989

Alejandro Quiroz, Chairman of the Board of PRINTER Group. Mr. Quiroz has served in his present position since 1990. Mr. Quiroz, currently a resident of San Antonio, Texas, has been engaged in the printing business in both the United States and Mexico, primarily in an executive capacity since 1975.	52	2003

Three-year Terms Expiring in 2007

Harold W. Hartley, Investments. Mr. Hartley retired in December 1985 and since that time has managed his private investments. Prior to 1985, Mr. Hartley served as Executive Vice President of Southwestern Life Insurance Company. Mr. Hartley serves as a director of the 40/86 Fund Group.	81	1971

Kenneth G. Pritchett, President of Ken Pritchett Properties, Inc. Ken Pritchett Properties, Inc. is a Commercial and Residential Development Corporation in the Dallas/Ft. Worth Metropolitan area since 1968, specializing in shopping center and exclusive residential development. Mr. Pritchett is on the Board of Trustees and Chairman of the Planning Committee for Charlton Methodist Hospitals. He is a Life Director for the National Home Builders, and the Texas Home Builders Association. He serves on the Executive Committee for the Metropolitan Homebuilders Association.	67	1999

James C. Taylor, Principal, The Anderson Group, Inc.
The Anderson Group Inc., Bloomfield Hills, Michigan, is a private investment firm engaged in the acquisition and management of businesses in a variety of industries. Mr. Taylor joined The Anderson Group Inc. in 1989 and served as the President and Chief Executive Officer of four businesses affiliated with The Anderson Group Inc.: Display Technologies, Inc. (January 2001 to the October 2001); Burwood Products Company, a wall decor and clock manufacturer (February 1995 to February 2000); The Bargeman Company, a supplier of proprietary products to the recreational vehicle and utility trailer industries (January 1992 to December 1994); and Advance Stamping Company, a supplier of metal stampings to the automotive, electrical and hardware industries (January 1989 to September 1991). Prior to 1989, Mr. Taylor was with United Technologies Corporation for 19 years, primarily in manufacturing operations, including 7 years as a Group Vice President.

	63	1998

What are the Committees of the Board?

Our Board of Directors has the following committees:

Committee	Members	Principal Functions	Number of Meetings in 2005

Audit	Pritchett Hartley Price Gardner*	• Discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices and significant corporate risk exposures, and steps management has taken to monitor, control and report such exposures.	7

		• Monitors the qualifications, independence and performance of our independent auditors and internal auditors.

		• Monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our code of business conduct and ethics.

		• Maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.

Executive Compensation & Stock Option	Taylor Gardner Pritchett*	• Oversees and administers our executive compensation policies, plans and practices.	4

		• Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.

Nominating & Corporate Governance	Taylor* Quiroz Hartley Mitchell	• Selects and recommends director candidates to the Board to be submitted for election at the Annual Meeting and to fill any vacancies on the Board.	3

		• Recommends committee assignments to the Board.

		• Reviews and recommends to the Board compensation and benefits policies for our directors.

		• Reviews and recommends to the Board appropriate corporate governance policies and procedures for our company.

		• Conducts an annual assessment of the qualifications and performance of the Board.

		• Annually reviews and reports to the Board on the performance of management and succession planning for the Chief Executive Officer.
* Committee Chairperson

Do the committees have written charters?

Yes. The charters for our Audit, Executive Compensation and Stock Option, and Nominating and Corporate Governance Committees can be found on the Company’s website at www.ennis.com under the

“Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations, Ennis, Inc., 2441 Presidential Pkwy., Midlothian, TX 76065.

Corporate Governance Matters and Communications with the Board

Our Corporate Governance Guidelines, posted on the Company’s website under the “Corporate Governance” caption in the “Investor Relations” section, address the following matters, among others: director qualifications, director responsibilities, Board Committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation and succession planning. The Corporate Governance Guidelines also contain categorical standards (see Exhibit B), which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge by contacting Investor Relations, Ennis, Inc., 2441 Presidential Pkwy., Midlothian, TX 76065. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the NYSE and in compliance with NYSE rules and has no material relationship with the Company. This group, which consists of Mr. Gardner, Mr. Hartley, Mr. Mitchell, Mr. Quiroz, Mr. Price, Mr. Pritchett and Mr. Taylor, constitute a majority of the Board.

Our Corporate Governance Guidelines provide that non-employee directors will meet in executive session at each meeting. The Chairmen of the Committees preside at these meetings on a rotating basis. Each committee chair is responsible for setting the agenda for executive sessions of non-management directors and presiding at such meetings when they preside at such meeting.

The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders may e-mail, call or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to Jim Taylor, Chairman of the Nominating and Corporate Governance Committee.

Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s shareholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting of Shareholders. In 2004, all of the Company’s directors attended the Annual Meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics for Directors and Employees designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Conduct and Ethics applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, and all Senior Financial Officers. Our Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Code of Business Conduct and Ethics is available free of charge by contacting Investor Relations, Ennis, Inc., 2441 Presidential Pkwy., Midlothian, TX 76065.

Nominating Processes of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Committee”) is comprised of four non-employee directors all of whom are independent under NYSE listing standards and our Corporate Governance Guidelines. The Committee identifies, investigates and recommends to the Board director candidates with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meets the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings.

The Company’s Governance procedures permit shareholders to nominate directors for election at an annual shareholders meeting under certain conditions. To nominate a director using this process, the shareholder must follow procedures set forth in the Company’s Governance Guidelines.

Only shareholders that have owned at least 5% of the outstanding shares of the Company’s common stock for more than one year from the date of the shareholder’s proposal may submit the name of a candidate for the Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s notice:

•	A resume of the candidate;

•	Proof that the shareholder owns 5% or more of the outstanding shares of the Company’s common stock;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of the Company’s common stock for more than one year from the date of the shareholder’s proposal; and

•	A consent to have the shareholder’s name disclosed in our Proxy Statement.

Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources. There can be no more than one shareholder nominee in our Proxy Statement for any given Annual Meeting.

The notice to the Secretary should include the following:

•	The nominee’s name, age and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of the Company, if any, owned by the nominee;

•	The name and address of the shareholder as they appear on the Company’s books;

•	The class and number of shares of Company stock owned by the shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors.

The Committee will consider director candidates recommended by shareholders. If a shareholder wishes to recommend a director for nomination by the Committee, he or she should follow the same procedures set forth above for nominations to be made directly by the shareholder. In addition, the shareholder should provide such other information as it may deem relevant to the Committee’s evaluation. Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources.

Audit Committee And Independent Registered Public Accountants

The Audit Committee of the Board (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of four non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy and expertise. The Board has determined that at least one member, James B. Gardner, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on January 13, 2004. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during the year 2005.

On June 24, 2004, the Audit Committee dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm. On June 24, 2004, the Audit Committee engaged Grant Thornton LLP as the Company’s new independent registered public accounting firm for the fiscal year ended February 28, 2005. The change in independent registered public accounting firm from Ernst & Young LLP to Grant Thornton LLP was reported in a Current Report on Form 8-K dated June 25, 2004.

Ernst & Young LLP’s reports on the consolidated financial statements of the Company’s for the fiscal years 2003 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the Company’s consolidated financial statements as of and for the fiscal years ended February 28, 2003 and February 29, 2004 and through June 24, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in its reports on the consolidated financial statements for such years. During the Company’s fiscal years ended February 28, 2003 and February 29, 2004 and through June 24, 2004, there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing Grant Thornton LLP as our independent registered public accounting firm for fiscal 2005, the Audit Committee carefully considered that firm’s qualifications. The Audit Committee reviewed and pre-approved permissible non-audit services performed by Grant Thornton LLP in fiscal 2005, as well as the fees paid to Grant Thornton LLP for such services. In its review of non-audit service fees and its appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining Grant Thornton LLP’s independence.

Prior to the appointment of Grant Thornton LLP, neither the Company nor anyone on its behalf consulted Grant Thornton LLP during the last two fiscal years regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, nor had Grant Thornton LLP provided to the Company a written report or oral advice regarding such principles or audit opinion.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

	Ernst & Young		Grant Thornton
Fee Category	Fiscal 2004	Fiscal 2005	Fiscal 2005
Audit Fees	$285,000	$90,475	$285,831
Audit Related Fees	—	69,500	116,400
Tax Fees:
Tax Compliance and Review	17,700	9,850
Tax Planning and Advice	—	—	14,175
All Other Fees	1,500	—	1,847

Total Fees	$304,200	$169,825	$408,253

Audit Fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.

Audit-Related Fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. There services include employee benefit plan audits, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state and international tax compliance. Other services consist of miscellaneous tax consulting and planning.

All Other Fees consisted of fees for information services.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

POLICY ON AUDIT COMMITTEE’S PRE-APPROVAL OF AUDIT AND PERMISSABLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services and may include, to a very limited extent, specifically designated non-audit services which in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.

AUDIT COMMITTEE REPORT

Review with Management. The Audit Committee reviewed and discussed with management the audited and interim financial statements, including MD&A included in the Company’s Reports on Form 10-K and Forms 10-Q.

Discussions with Independent Auditing Firm. The Audit Committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from the Company.

Recommendation to the Company’s Board. Based on its review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 28, 2005.

THE ENNIS, INC. AUDIT COMMITTEE

James B. Gardner, Chairman

Harold Hartley

Tom Price

Kenneth Pritchett

Executive Compensation

Executive Compensation and Stock Option Committee Report

The Executive Compensation and Stock Option Committee of the Board of the Company (“Compensation Committee”) is charged with administering the Company’s executive compensation programs. The Compensation Committee is composed solely of independent, outside directors who qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 and as outside directors under section 162(m) of the Internal Revenue Code.

The Compensation Committee of the Board of the Company, which is composed entirely of the three non-employee independent directors listed below, has furnished the following report on executive compensation. The Compensation Committee’s report documents the components of the Company’s executive officer compensation programs and describes the compensation philosophy on which 2005 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the three other executive officers that are named in the compensation tables who are currently employed by the Company (the “Named Executives”). The Compensation Committee, prior to implementation, submits its recommendations to the Board with respect to the compensation of the executive officers.

The Compensation Committee met four times in fiscal 2005 with all members of the Committee attending. Mr. Ken Pritchett is Chairman of the Compensation Committee. The Compensation Committee is responsible for administering the following plans and programs:

•	2004 Long-Term Incentive Plan

•	Management Short-Term Incentive Plan

•	Deferred Compensation Plan

•	Supplemental Executive Retirement Program

COMPENSATION PHILOSOPHY

The Compensation Committee reviews the executive compensation program of the Company annually and it is the philosophy of the Company that executive compensation is directly linked to continuous improvements in corporate performance. Specifically, the Compensation Committee has adopted the following objectives as guidelines for compensation decisions:

•	Provide a competitive total executive compensation package that enables the Company to attract and retain key executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business.

•	Enhance the compensation potential of executives by integrating pay programs with the Company’s annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

•	Provide variable compensation opportunities that are linked with the performance of the Company, emphasizing net earnings, return on capital and revenue growth.

CASH COMPENSATION

Cash compensation includes base salary and the Company’s annual incentive plan awards. Executive officers’ salaries are reviewed and approved annually by the Compensation Committee. The base salary of each of the Company’s executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the range of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. Factors that determine the salary for each executive officer include level of experience and job performance. Job performance is judged on both a subjective and objective basis, the latter measured against objectives agreed upon at the outset of the year.

The performance of the Chief Executive Officer is reviewed annually by the Compensation Committee. The Compensation Committee and the Chief Executive Officer review annually the performance of the other Named Executive Officers and in the case of the other executive officers, the Compensation Committee takes into account the Company’s operating and financial results for that year, the contribution of each executive officer to such results, the achievement of goals established for each such executive officer at the beginning of each year, and competitive salary levels for persons in those positions in the markets in which the Company competes. To assist in its deliberations, the Compensation Committee accesses comparable salary and incentive compensation information for a number of representative companies in the industry for comparison purposes. Following its review of the performance of the Company’s Named Executive officers, the Compensation Committee reports its recommendations for salary increases and incentive awards, if any, to the Board. In 2005, executive officers salaries were increased in those instances where promotions occurred, or when comparative data indicated the salary was below market value and performance warranted such an increase, and the Compensation Committee approved incentive compensation awards for all of the Named Executives. The Compensation Committee believed the recommended salary increases and incentive awards for Named Executives were warranted, are properly aligned to the Board’s compensation philosophy, and consistent with the performance of such executives during fiscal year 2005 based on the Compensation Committee’s evaluation of each individual’s overall contribution to accomplishing the Company’s fiscal year 2005 corporate goals and of each individual’s achievement of individual goals during the year.

STOCK OPTIONS

The Compensation Committee believes that it is essential to align the interests of the Company executives and other management personnel responsible for the growth of the Company with the interests of the Company’s stockholders. The Compensation Committee believes the long-term alignment of its executives to shareholders is best accomplished through the provision of stock option grants or restricted stock grants.

The Compensation Committee determines the eligible employees, the timing of option and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options and stock awards. Only one of the Named Executive officers named in the Summary Compensation Table was granted stock options or other award under the 2004 Long-Term Incentive Plan in the fiscal year ended February 28, 2005 and all previous stock awards under the 2004 Long-Term Incentive Plan are disclosed in the Stock Option Table and Summary Compensation Table.

The 2004 Long-Term Incentive Plan provides that options may be granted either as incentive stock options or as non-qualified stock options. Options may be granted for varying periods of from one to ten years. Options generally do not become exercisable until two years from the date of grant. Thereafter, the right to exercise options vests either: (a) in accordance with a schedule established at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods; or (b) on a schedule determined by achievement of specific performance factors. The exercise price for incentive stock options must be at least 100% of the last sale price on the exchange on which the stock is trading on the date of grant.

The 2004 Long-Term Incentive Plan allocated another 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock, stock appreciation rights, restricted units, phantom stock options and other incentive awards. As in the 1998 Option and Restricted Stock Plan, the Compensation

Committee generally will determine eligible employees, the timing of option and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options and other awards.

MANAGEMENT SHORT-TERM INCENTIVE PLAN

The management short-term incentive plan is a performance related bonus program administered by the Executive Compensation and Stock Option Committee (Committee). The Committee establishes performance goals related to revenues, net earnings and return on equity. Based upon achievement of goals with sales being weighted at 20% and net earnings and return on investment carrying a weight of 40% each, a performance bonus may be earned. The executive officers participate at levels varying from 40% to 60% of base pay. Thresholds and maximums are set for each goal. It is possible for an executive officer to earn anywhere between zero and up to 60% to 90% of base pay.

SUPPLEMENTAL RETIREMENT CONTRIBUTIONS AND DEFERRED COMPENSATION

The Compensation Committee also recommended to the Board, and the Board so approved, the creation of a Supplemental Executive Retirement Program (“Program”) for executive officers. The Program provides for discretionary contributions, recommended by the Compensation Committee and approved by the Board, to the Company’s Deferred Compensation Plan for the benefit of the executive officers of the Company. The Program is a non-qualified defined contribution plan and annual contributions and percentage calculations are at the discretion of the Board. The Compensation Committee also oversees the Company’s Deferred Compensation Plan.

SUMMARY

As demonstrated in each of the plans above, compensation in all its forms is linked directly to objective performance criteria of the Company, business units where applicable, and the individual executive’s performance. By doing so, the Compensation Committee has created an environment that encourages long-term decisions that will benefit the Company, its shareholders, customers, and employees and at the same time allows the executives, managers, and key contributors within the Company to share in the success of those decisions and actions. Furthermore, the Compensation Committee believes that the total compensation program for executive officers of the Company will be competitive with the compensation programs provided by other corporations with which the Company competes.

The Compensation Committee believes the actions taken regarding executive compensation were appropriate in view of individual and corporate performance.

Other Programs

The Company also provides its executives and other employees with health and welfare benefit plans, including medical, dental, and life insurance; with pension and compensation deferral programs; and with perquisites and other benefits that are competitive with market practices.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2004, no executive officer of the Company served as a member of the Board or on the compensation committee of a corporation where one of whose executive officers served on the Executive Compensation and Stock Option Committee or on the Board of this corporation.

Internal Revenue Code Section 162(m)

The Compensation Committee has taken action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s and its subsidiaries’ respective executive officers.

The Company generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options, restricted stock, restricted stock units, and other performance-based awards.

The Company’s Compensation Committee will continue to review the Company’s executive compensation practices to determine if elements of executive compensation qualify as “performance-based compensation” under the Internal Revenue Code and will seek to preserve tax deductions for executive compensation to the extent consistent with the Compensation Committee’s determination of compensation arrangements necessary and appropriate to foster achievement of Company’s business goals.

THE ENNIS, INC. EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE

Kenneth Pritchett, Chairman

Jim Taylor

James B. Gardner

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table provides information concerning total compensation paid to the Chief Executive Officer and certain other officers of the Company (collectively, the “Named Executive Officers”). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2005 by the Company or any of its subsidiaries.

	Annual Compensation (a)					Long-Term Compensation Awards Number of Securities Underlying Options	All Other Compensation
Name and Principal Position (b)	Year		Salary	Bonus	Other (c)
Keith S. Walters Chairman of the Board, President and Chief Executive Officer	2005 2004 2003		$639,769 573,846 424,230	$500,000 432,940 127,203	— — —	— — —	— — —

Michael D. Magill Executive Vice President and Treasurer	2005 2004	(d)	209,942 70,000	150,000 35,079	—	13,700	—

Ronald M. Graham Vice President	2005 2004 2003		214,269 193,846 155,192	100,000 96,209 31,709	— — —	— — —	— — —

Harve Cathey Vice President—Finance, Chief Financial Officer and Secretary	2005 2004 2003		188,442 171,769 107,808	84,070 84,183 31,270	— — —	— — —	— — —

a.	All amounts are for fiscal years ended February 28 or 29.
b.	This table includes the Chief Executive Officer and all other executive officers whose compensation exceeded $100,000 for the most recent fiscal year.
c.	None of the named executive officers has received perquisites the value of which exceeded $50,000 or 10% of his total salary and bonus. Perquisites paid include car allowance, supplemental retirement contribution and compensation payments for personal benefits.
d.	Mr. Magill became an executive officer in October 2003.

Employment Agreements

What are the terms of employment agreements with our executive officers?

The Company has entered into employment agreements with Mr. Walters and Mr. Graham dated May 1, 2003 and Mr. Magill dated October 7, 2003. Each is an executive officer of the Company. The agreements provide for base salaries of $600,000, $200,000 and $175,000 annually for Mr. Walters, Mr. Graham and Mr. Magill, respectively. These base salaries may be increased during the terms of the contracts by the Board upon recommendation of the Compensation Committee. The agreements provide that for a continuing three-year employment period plus two 1-year extensions. Each of such employment agreements provides that if the officer terminates his employment for good reason or during the two-year period following a change of control of the Company, the Company will (a) make a lump sum payment to him of salary earned through the date of termination, (b) make a lump sum severance payment to him of the amount determined by multiplying his base amount times a multiple per his agreement, (c) accelerate vesting of all long-term incentives, to include but not limited to stock options, restricted stock, any other long-term incentive grants, and (d) continue to provide certain welfare plan and other benefits for a period of one year or as long as such plan or benefits allow or until the executive is employed under the benefit plans of another company.

For purposes of the employment agreements, “good reason” includes (i) a change in the officer’s position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) certain breaches of the agreement and (iv) a reduction in base annual salary.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

	Shares acquired on exercise	Value realized	Number of Securities underlying unexercised options/SARs at fiscal year end		Value of unexercised in-the- money options/SARs at fiscal year end
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Keith S. Walters	24,000	$137,072	283,500	37,500	$2,359,830	$365,188
Michael D. Magill	—	—	—	13,700	$—	$19,728
Ronald M. Graham	—	—	44,750	6,250	$373,814	$60,516
Harve Cathey	—	—	31,250	3,750	$273,108	$37,566

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	695,325	$9.62	492,327
Equity compensation Plans not approved by security holders	—	—	—

Total	695,325	$9.62	492,327

OPTION GRANTS

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Per Cent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date
Name					5%	10%
Michael D. Magill	13,700	100%	$15.64	6/17/14	$134,752	$341,488

	PENSION PLAN TABLE (1) YEARS OF SERVICE
REMUNERATION	15	20	25	30	35
$125,000	$20,151	$26,867	$33,584	$45,984	$53,648
150,000	24,838	33,117	41,397	55,359	64,586
175,000	29,526	39,367	49,209	64,734	75,523
200,000	34,213	45,617	57,022	74,109	86,461
225,000	36,088	48,117	60,147	77,859	88,648

(1)	Benefit amounts shown in the final row of $225,000 recognize only the current maximum limit of $210,000 under IRC 401(a)(17).

(2)	Benefit amounts shown under Years of Service columns 30 and 35 recognize the lower integration level of $550 per month for employees hired before March 1, 1976.

(3)	The table reflects the standard pension formula values without recognizing special calculation rules applicable to select HCE employees.

(4)	The Company has a noncontributory retirement plan that covers substantially all of the employees of the Company and certain of its subsidiaries. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However, due to restrictions imposed by the Internal Revenue Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $205,000. Future years’ maximum can be increased for inflation (for 2005, the maximum is $205,000). Prior to this date, the maximum annual compensation covered by the plan was limited to $150,000 (indexed for inflation). The tables above sets forth approximate annual retirement benefits that would be received under the plan, computed on the basis of the specified average annual earnings and years of service. The table presents annual benefit amounts for remuneration above the current dollar maximum since (a) the dollar maximum can increase with inflation.

The number of full years of continuous service in the plan as of February 28, 2005 for Mr. Walters, Graham and Cathey were 8, 7, and 36, respectively. Mr. Magill is not currently eligible for coverage.

Stock Performance Graph

This graph shows Company’s cumulative total shareholder return over the five-year period from February 28, 2000, to February 28, 2005. The graph also shows the cumulative total returns for the same five-year period of the S&P 500 Index and Russell 2000 Index. The comparison assumes $100 was invested on February 28, 2000, in the Company’s stock in the S&P 500 Index and in the Company’s stock in the Russell 2000 Index and assumes that all of the dividends were reinvested.

Five-Year Cumulative Total Stockholder Returns

Five Years Ended February 28, 2005

	Feb-00	Feb-01	Feb-02	Feb-03	Feb-04	Feb-05
S&P 500	100	91.8	83.07	64.23	88.97	95.18
Ennis, Inc.	100	125.47	169.10	189.72	294.58	309.73
Russell 2000 Index	100	83.16	83.44	65.00	106.87	117.06

Total shareholder returns assume reinvestment of dividends.

(1)	The data to prepare this performance chart was obtained from Standard & Poor’s Comustat Services, Inc.

(2)	In prior years, the Company has presented a peer group comparison in the Stock Performance Graph. This peer group has consisted of other publish companies with significant business forms and related product business. As of the end of our fiscal year, the peer group, as a result of other companies being acquired by larger companies which would not, in our opinion, fit the peer group profile utilized by the Company, the peer group was not longer meaningful. In addition, the merger of Ennis, Inc. with Alstyle Apparel, LLC has changed the business of the company to the extent that comparing it only to business product printing related businesses is no longer valid. Rather than presenting a peer group comparison for this fiscal year, the Company has chosen the Russell 2000 Index.

Stock Ownership

Holdings of Major Shareholders

The following table sets forth certain information regarding the beneficial ownership as of February 28, 2005 of shares of the Company’s common stock by each person or entity known to the Company to be a beneficial owner of 5% or more of the Company’s common stock.

MAJOR SHAREHOLDERS TABLE

The following persons have reported to the SEC that they own more than five percent of the outstanding voting securities of the Company:

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common Stock	John T. McLinden (b) c/o Centrum Properties 225 West Hubbard Street Chicago, IL 60610	2,200,895 shares	8.7%

	Arthur Slaven (c) c/o Centrum Properties 225 West Hubbard Street Chicago, IL 60610	2,191,895 shares	8.6%

	Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	1,766,200 shares	6.95%

	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	1,452,816 shares	5.7%

Roger Brown (d) c/o Centrum Properties 225 West Hubbard Street Chicago, IL 60610	1,355,140 shares	5.3%

Cannell Capital LLC 150 California Street, Fifth Floor San Francisco, CA 94111	1,291,900 shares	5.1%

Note:

(a)	This information was obtained from Schedule 13G filings by John T. McLinden on February 15, 2005, Arthur Slaven on February 15, 2005, Royce & Associates, Inc. on January 27, 2005, Barclays Global Investors, NA on February 14, 2005, Roger Brown on February 17, 2005, and Cannell Capital LLC on March 14, 2005.

(b)	Mr. Slaven is the beneficial owner of 2,191,895 shares of the Issuer’s common stock, $2.50 par value. Mr. Slaven owns of record 545,169 shares of the Issuer’s common stock, 20,593 of which shares are held in escrow pursuant to a stock pledge and escrow agreement, dated November 19, 2004 (the “Escrow Agreement”), among certain shareholders of Centrum Acquisition, Inc. (“Centrum”), including Mr. Slaven, J.P. Morgan Trust Company, N.A. and the Issuer. In addition, Mr. Slaven may, under certain circumstances, purchase up to 12,560 shares of the Issuer’s common stock pursuant to a restricted stock agreement (the “Restricted Stock Agreement”), dated November 14, 2004 between John McLinden, Mr. Slaven and certain other shareholders of Centrum. 532,648 shares of the Issuer’s common stock are owned of record by each of: (i) Jane Slaven, wife of Arthur Slaven, (ii) the Michael Slaven Trust, and (iii) the Peter Slaven Grantor Trust. Mr. Slaven is the trustee of the Michael Slaven Trust and the Peter Slaven Grantor Trust (collectively, the “Slaven Trusts”). 19,793 of each of the 532,648 shares of the Issuer’s common stock owned by Jane Slaven and each of the Slaven Trusts are held in escrow pursuant to the Escrow Agreement. Jane Slaven and each of the Slaven Trusts may, under certain circumstances, each purchase up to 12,073 shares of the Issuer’s common stock pursuant to the Restricted Stock Agreement. Mr. Slaven has sole voting and dispositive power with respect to 1,647,174 of these shares.

(c)	Mr. McLinden and Mrs. McLinden is each the beneficial owner of 2,200,895 shares of the Issuer’s common stock, $2.50 par value. Mr. McLinden owns of record 538,028 shares of the Issuer’s common stock, 19,993 of which shares are held in escrow pursuant to a stock pledge and escrow agreement, dated November 19, 2004 (the “Escrow Agreement”), among certain shareholders of Centrum Acquisition, Inc. (“Centrum”), including Mr. McLinden, J.P. Morgan Trust Company, N.A. and the Issuer. In addition, Mr. McLinden may, under certain circumstances, purchase up to 12,196 shares of the Issuer’s common stock pursuant to a restricted stock agreement (the “Restricted Stock Agreement”), dated November 14, 2004 between Mr. McLinden, Arthur Slaven and certain other shareholders of Centrum. 1,564,086 shares of the Issuer’s common stock are owned of record by the Barbara S. McLinden Trust. Mrs. McLinden is the trustee of the Barbara S. McLinden Trust. 59,980 of the shares of the Issuer’s common stock owned by the Barbara S. McLinden Trust are held in escrow pursuant to the Escrow Agreement. The Barbara S. McLinden Trust may, under certain circumstances, purchase up to 36,585 shares of the Issuer’s common stock pursuant to the Restricted Stock Agreement. Mr. McLinden has sole voting and dispositive power with respect to 550,224 shares. Mrs. McLinden shares voting and dispositive power with respect to 1,650,671 shares and the Barbara S. McLinden Trust shares voting and dispositive power with respect to 1,600,671 shares. The John and Betsy McLinden Foundation, of which Mr. McLinden and Mrs. McLinden is each an officer and director, owns of record 50,000 shares.

(d)	Mr. Brown is the beneficial owner of 1,355,140 shares of the Issuer’s common stock, $2.50 par value. Mr. Brown owns of record 1,306,360 shares of the Issuer’s common stock, 79,974 of which shares are held in escrow pursuant to a stock pledge and escrow agreement, dated November 19, 2004, among certain shareholders of Centrum Acquisition, Inc. (“Centrum”), including Mr. Brown, J.P. Morgan Trust Company, N.A. and the Issuer. In addition, Mr. Brown may, under certain circumstances, purchase up to 48,780 shares of the Issuer’s common stock pursuant to a restricted stock agreement, dated November 14, 2004 between John McLinden, Arthur Slaven and certain other shareholders of Centrum. Mr. Brown has sole voting and dispositive power with respect to all of these shares.

Holdings of Officers and Directors

The following table lists, as of the close of business on April 15, 2005, the Company’s common stock beneficially owned by each director, each of the most highly compensated executive officers, and all directors and executive officers as a group:

	Common Stock Ownership
	Number of Shares				Percent of Outstanding Shares
Name/Group	Directly Owned	Indirectly Owned	Obtainable Through Stock Option Exercise (5)	Total
James B. Gardner (1)	13,125	4,000	22,500	39,625	*
Ronald M. Graham	3,000		49,750	52,750	*
Harold W. Hartley (2)	3,375	26,975	22,500	52,850	*
Robert L. Mitchell	58,081		22,500	80,581	*
Thomas R. Price (4)	51,500	5,000	22,500	79,000	*
Kenneth G. Pritchett (1) & (3)	30,750	3,00	5,750	39,500	*
Alejandro Quiroz	—	—	—	—	*
James C. Taylor	21,500		15,000	36,750	*
Keith S. Walters	31,650		314,750	346,400	*
Michael D. Magill	1,500			1,500
Harve Cathey	24,619		35,000	59,619
All Directors and Executive Officers as a group (12)	239,100	38,975	510,250	788,325	3.2%

(1)	Indirect shares attributable to Mr. Gardner and Mr. Pritchett are held in trust for the benefit of the named directors. Each has voting power over the shares.

(2)	Shares held in trust of which Mr. Hartley is one of two trustees with shared voting power.

(3)	Additional shares held in a plan in which Mr. Pritchett has a beneficial interest.

(4)	Mr. Price disclaims beneficial interest in his sister-in-law’s portion of 10,000 shares jointly owned by her and Mr. Price’s wife.

(5)	Stock options exercisable within 60 days.

*	Indicates less than 1%.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s common stock with the SEC and the NYSE, and to furnish the Company with copies of the forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 28, 2005, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.

Solicitation by Board; Expenses of Solicitation

Our Board has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

Submission of Future Shareholder Proposals

Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2006 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 17, 2006.

All written proposals should be directed to Harve Cathey, Corporate Secretary, Ennis, Inc. P.O. Box 403, Midlothian, Texas 76065-0403.

The Nominating and Corporate Governance Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating and Corporate Governance Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by our By-Laws and discussed on pages 8 through 10 of this proxy statement.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended February 28, 2005, including the financial statements and the financial statement schedules, are available without charge to shareholders upon written request to Ennis Shareholder Relations Department, P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.

Other Matters

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

APPENDIX A

Ennis, Inc.

Code of Professional Conduct for Corporate Officers

Our Commitment: Integrity in All Our Interactions

Compliance with the Standards of Business Conduct

The Ennis Standards of Business Conduct are a general guide to the company’s standards of business practices and regulatory compliance. Its requirements apply to Ennis, Inc., to all subsidiaries, or affiliates in which Ennis directly or indirectly owns more than 50 percent of the voting control (“Controlled Affiliates”), and to all directors, officers, and employees of each. All references to “Ennis, Inc.” include Ennis and all Controlled Affiliates unless otherwise specified. All references to “employees” include directors, officers, and employees of Ennis and it subsidiaries or affiliates.

Failure to read and/or acknowledge the Standards of Business Conduct does not exempt an employee from his/her responsibility to comply with the Standards of Business Conduct, applicable laws, regulations, and all Ennis policies and guidelines that are related to his/her job. A quarterly written affirmation from key officers in positions of authority (as determined by the CEO and CFO) that the Standards have been complied with by the officer/employee is required. Failure to comply with this written affirmation will result in termination of employment. Key officers/employees of newly acquired companies will be asked if there are any current and ongoing circumstances that would not have been within the Ennis standards of business conduct although no action will result from such disclosures. However, the Company reserves the right to be aware of such exceptions and failure to disclose may also result in termination of employment.

Ennis is an international company, and our business operations are subject to the laws of many different states and countries. Ennis employees doing business internationally must comply with all applicable laws and regulations and uphold the Standards of Business Conduct at all times. Cultural differences or local laws and customs may require a different interpretation of our Standards. If this situation arises, always consult your manager, Law and Corporate Affairs, or the Director of Compliance before taking any action.

The Standards are not intended to and do not create an employment contract, and do not create any contractual rights between Ennis and its employees or create any express or implied promise for specific treatment in specific situations. Your employment relationship with Ennis can be terminated at any time for any reason with or without cause unless otherwise required by local laws in other states or a written contract signed by a vice president. No exceptions can be authorized to the Standards of Business Conduct except through action of the Board of Directors of the Company.

Our Commitment: Integrity in All Our Interactions

Each day we interact with a variety of individuals and groups—including our customers, partners, competitors, co-workers, shareholders, vendors, government and regulatory agencies, and the communities in which we operate. We are committed to interacting with all of these audiences in a respectful, ethical manner and in full compliance with all regulatory requirements.

Ennis’ Standards of Business Conduct

We manage our business in full compliance with all laws and regulatory requirements.

Regulatory Compliance: We are aware of and strictly obey the laws and regulations that govern the management of our business. We are responsible for understanding these laws and regulations as they apply to our jobs and for preventing, detecting, and reporting instances of non-compliance to a member of

Ennis executive management, Human Resources, and/or the Solutions Group managers. There are no circumstances at Ennis that would allow us to disregard any law or regulatory requirement in the conduct of our business, and no such activity will be tolerated.

We manage our business in full compliance with all laws and regulatory requirements.	Lobbying: We recognize our right and responsibility to lobby on behalf of issues that affect our company and business operations. We conduct our lobbying activities in full compliance with the laws and regulations governing these activities.

Political Activities and Contributions: Ennis employees are encouraged to exercise their right to participate in political activities. Any decision to become involved is entirely personal and voluntary. Employees’ political activities are done on their own time and with their own resources. We do not represent ourselves as acting on behalf of and/or speaking for Ennis without permission from the CEO.

Regulatory Investigations, Inspections, and Inquiries: We are direct, honest, and truthful in our discussions with regulatory agency representatives and government officials. During investigations, inspections, and inquiries we work with Ennis’ CEO and cooperate by responding to appropriate requests for information provided that the proper documentation or request for documentation has been provided by the regulatory agency.

National Business Activities: Ennis acknowledges and respects the diverse cultures, customs, and business practices it encounters in the national and international marketplace. Ennis will comply with both the applicable U.S. laws and regulations and foreign laws and regulations that govern its operations and local laws wherever it does business.

Anti-Boycott Requirements: Ennis complies with U.S. law that prohibits participation in international boycotts that are not sanctioned by the U.S. government.

Fair Competition and Antitrust: As a national and international business, we encounter laws and regulations designed to promote fair competition and encourage ethical and legal behavior among competitors. Antitrust laws and fair competition laws generally prohibit any activity that restrains free trade and limits competition. We conduct our business in full compliance with these laws.

We build and maintain the trust and respect of our customers, consumers, partners, and shareholders.

Responsible Leadership: We manage our business responsibly in order to maintain the confidence, respect, and trust of our customers, consumers, partners, shareholders, and other audiences. We are committed to acting with integrity, investing in new product development, being responsive and accountable to our customers and partners, and remaining a leader in our field. We understand the responsibility that comes with being a national leader in financial, promotional, and printing solutions and accept our unique role in both our industry and the American business community.

We build and maintain the trust and respect of our customers, consumers, partners, and shareholders.	Product and Service Quality: Ennis’ products and solutions are developed and managed to meet the expectations of our customers, consumers, and partners for high quality and exceptional service. We continually seek new ways to improve our products, service, and responsiveness.

Communication: We establish and maintain clear, honest, and open communications; listen carefully; and build our relationships on trust, respect, and mutual understanding. We are accountable and responsive to the needs of our customers, consumers, and partners and take our commitments to them seriously. Our advertising, sales, and promotional literature seeks to be truthful, accurate, and free from false claims. We provide our shareholders with timely and appropriate information subject only to competitive and legal constraints.

Obtaining Competitive Information: Ennis has an obligation, and is entitled, to keep up with developments in our industry, including obtaining information about our competitors. We obtain information about our competitors through honest, ethical, and legal methods.

Fair Information Practices: Our business is built around providing forms, promotional and financial solutions through information provided to us by our customers, and we treat that information with confidentiality and integrity. We are committed to creating a trustworthy environment for Internet users, and continually striving to protect their online privacy is at the core of this commitment. We have adopted privacy practices, developed technological solutions to empower individuals to help protect their online privacy, and continue to educate customers about how they can use these tools to manage their personally identifiable information while they use the Internet.

Vendors: Ennis vendors must adhere to the highest standards of ethical behavior and regulatory compliance and operate in the best interest of Ennis. Vendors are expected to provide high-quality services and products while maintaining flexibility and cost-effectiveness. All vendors can access and read the Ennis Code of Conduct on our website and, when appropriate, train their employees and representatives to ensure that they are aware of Ennis’ expectations regarding their behavior. Major or critical vendors (as determined by the Company) will be required on an annual basis to confirm in writing that they have read and understand the Ennis Code of Conduct and know of no circumstances that would be in violation thereof. We do not engage in any unethical or illegal conduct with any of our vendors. We do not allow our employees to accept incentives such as kickbacks or bribes in return for conducting business with them. Any such action from an employee, officer or director of an acquired company prior to said company being acquired by Ennis would no longer be tolerated. Any such action currently taking place by an employee, officer or director will result in immediate termination of their employment or membership to the Board.

We are responsible stewards in the use, protection, and management of Ennis’ assets.

Financial Integrity: We honestly and accurately record and report all business information. We comply with all local, state, and federal laws regarding record completion and accuracy. We require that all financial transactions are executed in accordance with management’s authorization, and are recorded in a proper manner in order to maintain accountability for Ennis’ assets. Related party transactions with employees, officers or directors of Ennis or its subsidiaries, involving assets or liabilities of the Company must be reviewed and approved by the Board of Directors of Ennis. Our financial information reflects only actual transactions and is in compliance with Ennis and other applicable accounting practices.

We are responsible stewards in the use, protection, and management of Ennis’ assets.	Use and Protection of Assets: We wisely use and protect the assets of the company, including property (both physical and intellectual), supplies, consumables, and equipment. We use these assets exclusively for Ennis’ business purposes.

Fiscal Responsibility: Ennis employees exercise good stewardship over and spend Ennis’ funds in a responsible manner.

Use of Information Technology: Use of company-provided information technology and systems and access to its contents are authorized for legitimate Ennis business-related purposes. At all times, we should use good judgment and common sense; conduct ourselves ethically, lawfully, and professionally; and strictly follow all authorization protocols while accessing and using company-provided information technology and its contents. In using these company assets and systems, we do not create, access, store, print, solicit, or send any material that is intimidating, harassing, threatening, abusive, sexually explicit, or otherwise offensive or inappropriate, nor do we send any false, derogatory, or malicious communications.

Intellectual Property: We comply with the laws and regulations that govern the rights to and protection of our own and others’ copyrights, trademarks, patents, trade secrets, and other forms of intellectual property.

Creation, Retention, and Disposal of Records and Information Assets: We create, retain, and dispose of our business records and information assets, both written and electronic, as part of our normal course of business in full compliance with all Ennis policies and guidelines, and all regulatory and legal requirements.

Confidential and Proprietary Information: We respect our ethical and legal responsibilities to protect Ennis’ confidential and proprietary non-public information and communicate it only as necessary to conduct Ennis’ business. We do not use this information for our personal advantage or for non-Ennis business use, and maintain this confidentiality even after Ennis no longer employs us.

Third-Party Software: We use software and other content information only in accordance with their associated licenses and/or terms of use. We prohibit the making or using of copies of non-licensed copyrighted material, including software, documentation, graphics, photographs, clip art, animation, movie/video clips, sound, and music.

Insider Information and Securities Trading: In the course of doing business for Ennis or in discussions with one of its customers, vendors, or partners, we may become aware of material non-public information about that organization. Information is considered “material” if it might be used by an investor to make a decision to trade in the public securities of the company. Individuals who have access to this type of information are called “insiders.” We only discuss this information on a limited, strict “need to know” basis internally, and do not share it with anyone outside Ennis. We do not buy or sell the public securities of a company, including our own, if we have such information, and we do not share (“tip”) this information with others. Because of the extremely sensitive nature of and severe penalties associated with “insider trading” and “tipping,” contact Ennis’ CFO before you buy or sell public securities in situations that could be of this nature.

Conflicts of Interest: Ennis employees are expected to act at all times in Ennis’ best interests and to exercise sound judgment unclouded by personal interests or divided loyalties. Both in the performance of our duties for Ennis and our outside activities, we seek to avoid the appearance of, as well as an actual, conflict of interest. Transactions between the Company and its employees, officers or directors must be reviewed and approved by the Board of Directors to avoid the appearance of a conflict of interest.

We promote a diverse, cooperative, and productive work environment.	Gifts and Entertainment: Ennis policy and practice encourage the use of good judgment, discretion, and moderation when giving or accepting gifts or entertainment in business settings. Gift giving and entertainment practices may vary in different cultures; however, any gifts and entertainment given or received must be in compliance with law, must not violate the giver and/or receiver’s policies on the matter, and be consistent with local custom and practice. We do not solicit gifts, entertainment, or favors of any value on an individual basis from persons or firms with which Ennis actually or potentially does business. Nor do we act in a manner that would place any vendor or customer in a position where he/she may feel obligated to make a gift, provide entertainment, or provide personal favors to individual employees or officers in order to do business or continue to do business with Ennis.

Purchasing Decisions and Practices: In our purchasing decisions, negotiations, contract development, and contract administration we comply with the applicable laws and regulations that govern those relationships. We do not solicit personal favors, personal compensation, or personal gratuities, whether given to an employee, officer or director, or to other directed entities.

We promote a cooperative, and productive work environment.

Openness, Honesty, and Respect: In our relationships with each other, we strive to be open, honest, and respectful in sharing our ideas and thoughts, and in receiving input.

We are responsible, caring members of the local community.	Equal Employment Opportunity: Ennis promotes a cooperative and productive work environment by supporting the cultural and ethnic diversity of its workforce and is committed to providing equal employment opportunity to all qualified employees and applicants. We do not unlawfully discriminate on the basis of race, color, sex, sexual orientation, religion, national origin, marital status, age, disability, or veteran status in any personnel practice, including recruitment, hiring,

training, promotion, and discipline. We take allegations of harassment and unlawful discrimination seriously and address all such concerns that are raised regarding this policy.

Safety and Health: A safe and clean work environment is important to the well being of all Ennis employees. Ennis complies with applicable safety and health regulations and appropriate practices.

We are responsible, caring members of the American community.

Citizenship and Community Service: We have a strong commitment to the improvement of society as well as the communities we serve and in which we operate. We encourage the support of charitable, civic, educational, and cultural causes by our employees. Our contributions could include volunteer employee and management time, and other forms of assistance.

Respect for the Environment: Ennis respects the environment and protects our natural resources. We comply with all laws and regulations regarding the use and preservation of our land, air, and water.

APPENDIX B

Categorical Standards

Director Independence

As required by the listing standards of the New York Stock Exchange, a majority of the members of the Board must be independent. A director is independent if the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and such director is not otherwise automatically deemed to be not independent by applicable NYSE listing standards. The Board has determined that any director meeting the following categorical standards shall automatically be deemed not to have any material relationship with the Company, and shall be independent:

•	A director who has not received, and whose immediate family members have not received, for the past three years, more than $100,000 per year in direct compensation from the Company. Director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and compensation received by an immediate family member for service as a non-executive employee of the Company are not considered in making this determination;

•	A director who is not, and for the past three years has not been, an employee of the Company and who does not have an immediate family member who is, or for the past three years has been, an executive officer of the Company;

•	A director who is not, and has not for the past three years been, affiliated with or employed by a present or former internal or external auditor of the Company, and who has no immediate family members who are, or have during the last three years been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

•	A director who is not, and for the past three years has not been, employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee and who has no immediate family members who have been employed as an executive officer for such company during the past three years;

•	A director who has no personal service contract with the Company, any subsidiary or affiliate of the Company or any member of senior management;

•	A director who is not, and in the previous three years has not been, an employee or executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

An immediate family member shall include the director’s spouse, parents, children, siblings, in-laws and anyone who resides in the director’s home.

The Nominating and Corporate Governance Committee is responsible for assessing compliance with these standards on an annual basis. Any director who does not meet these standards will be referred to the Board, and the Board will review the relationship or transaction that prevents such director from meeting these standards and make a determination of whether such relationship or transaction is a material relationship with the Company.

APPENDIX C

CORPORATE GOVERNANCE GUIDELINES

I. Director Qualification Standards: The Board of Directors (the “Board”) of Ennis Business Forms, Inc. (“Ennis”) shall meet the following requirements:

a.	A majority of directors shall be independent, and the Audit, The Compensation and Nominating and Corporate Governance Committees are all composed entirely of independent directors. Independence for these purposes shall mean the independence requirements set forth in the Securities Exchange Act of 1934, as amended, and the rules adopted by the Securities and Exchange Commission hereunder and the corporate governance and other listing standards of the New York Stock Exchange as in effect from time to time.

b.	Directors standing for re-election are reviewed for performance, attendance, and ability to continue significant contribution to the Board and committee assignments.

c.	The Nominating and Corporate Governance Committee consider the qualifications of all directors at the time a director is recommended for election. Ennis seeks directors with the following minimum qualifications:

1.	Knowledge of the Company’ industry

2.	Proximity to corporate headquarters

3.	Business and financial acumen

4.	Financial and personal stability

5.	Ability to devote time and energy to regularly scheduled board and committee meeting in person, and

6.	Ability to meet Board requirement for the ownership of shares

Candidates should have the highest personal and professional character and integrity that have outstanding records of accomplishment in their chosen business or profession. These persons should have demonstrated exceptional ability and judgment and have substantial experience of relevance to the Company. The Board also requires that candidates must understand the duty of loyalty and care required of directors to all shareholders under the law of the state of incorporation of the Company. Although there is no fixed limit on the number of other boards on which a director may serve, board memberships are considered along with other time commitments a prospective director may have and the effect this may have on his or her ability to serve effectively on the Ennis Board of Directors. These factors will also be considered at the time of the annual performance evaluation of the Board and Committees referred to below.

d.	Each director must agree that he or she will tender a resignation from the board in the event of a material change in his or her personal circumstances, including a change in principal job responsibilities (other than a promotion with the director’s current employer). The decision whether to accept the resignation would be made by the Board, with a recommendation from the Nominating and Corporate Governance Committee.

II. Director Responsibilities: The business of Ennis Business Forms is managed under the direction of the Board. The Board monitors management on behalf of the shareholders. Among the Board’s major responsibilities are:

a.	Selection, compensation and evaluation of the Chief Executive Officer and oversight of succession planning.

b.	Assurance that processes are in place to promote compliance with law and high standards of business ethics.

c.	Oversight of Ennis’s strategic planning

d.	Approval of all material transactions and financings.

e.	Understanding Ennis’s financial statements and other disclosures and evaluating and changing where necessary the process for producing accurate and complete reporting.

f.	Using its experience to advisee management on major issues facing Ennis.

g.	Evaluating the performance of the Board and its committees and making appropriate changes where necessary

Directors are expected to maintain a good attendance record, and familiarize themselves with any materials distributed prior to each Board or committee meeting. All directors may place items on agendas for Board meetings. The chair of the Committee clears agendas for the meeting of committees of the Board, and committee members may place items on the Agenda.

The independent directors will meet immediately after all Board meetings without management present. The Company has asked the chairs of each of the committees to rotate as lead independent director, to preside at such meetings.

The non-employee directors, through the rotating chair, can set their own agenda, maintain minutes and report back to the board as a whole. This meeting does not take the place of the normal board meeting and can serve as a committee of the whole of non-employee directors. The presiding chair may report back to the board as a whole on the topics and issues discussed at this meeting. It is possible that the presiding chair could

➢	Make recommendations to the full Board regarding the structure of Board meetings

➢	Recommend matters for consideration by the full Board

➢	Place additional items on the future board agenda’s in collaboration with the Chief Executive Officer

➢	Recommend additional appropriate materials to be provided to the directors

➢	Recommend tasks to the appropriate committees

➢	With the help of the Nominating and Corporate Governance Committee, oversee the annual evaluation of the Board and its committees.

III. Director Access to Management and Independent Advisors: All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board, and executive management frequently meet with Board members on an individual basis. The Board and its Committees are empowered to hire at Company expense their own financial, legal and other experts to assist them in addressing matters of importance to the Corporation.

IV. Non-Employee Director Compensation: The amount and type of compensation for the Company’s non-employee directors will now be recommended by the Nominating and Corporate Governance Committee, which develops its recommendation from a review of practices at similarly situated companies and the Company’s peer group based upon recent proxy statements. The recommendation would be made and approved by the Board. Currently each non-employee director of the Company receives an annual grant of 5,000 shares of stock options and 10,000 stock option shares when they join the Board. In addition, non-employee directors received a retainer fee of $18,000 and $2,000 for each meeting attended. Each Committee Chair receives an annual committee chair retainer of $6,000 and non-employee directors receive $1,500 for each committee meeting attended.

V. Director Orientation and Continuing Education: Directors are provided extensive material regarding Ennis upon their initial election to the Board, including a binder containing information regarding Ennis and its policies and various administrative and legal matters. Other orientation procedures include meetings with senior executives of the Company is its major business units. Board meetings are occasionally held outside the corporate office to permit directors to visit operating locations of Ennis subsidiaries.

VI. Evaluation of the Board and its Committees: The Nominating and Corporate Governance Committee is establishing an annual evaluation of the effectiveness of the Board and each Committee, and oversees the composition, organization (including its Committee structure, membership and leadership) practices of the Board.

VII. Management Compensation, Evaluation and Succession: The Board provides annual goals for the Chief Executive Officer and the Compensation Committee evaluates the CEO’s performance, including his or her success in achieving these goals, in setting compensation. The Board recognizes that the selection of the CEO and the oversight of succession planning are among the most important duties of the Board. The Compensation Committee evaluates the form and amount of compensation of Ennis’s senior management, and provides a report thereon annually in the proxy statement.

VIII. Board Committees: There are three standing committees of the Board, to wit: the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee. Other committees can be created at the discretion of the Board, including ad hoc committees established for specific concerns or issues confronting the Board. The Board appoints the Committee members and Committee Chairs after some consultation among the retiring chair, the Chairman and other members of the Board. The consultations generally address the skill-sets needed, desire to serve on a particular committee, and ability to commit the necessary time for a particular committee as a means of placing the appropriate directors in their respective committees. The committee members and committee chairs are appointed in the first directors meeting following the annual meeting of shareholders.

IX. Evaluation of Corporate Governance Guidelines: Annually, the Nominating and Corporate Governance Committee reviews these Guidelines and recommends changes to the Board if appropriate.

As amended as of May 13, 2005.

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☐ Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A    Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – Keith S. Walters	☐	☐
02 – James B. Gardner	☐	☐
03 – Ronald M. Graham	☐	☐

B    Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposal 1, and in the Proxies’ discretion on matters arising under 2. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is then in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1– Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Proxy—Ennis, Inc.

This Proxy is Solicited on Behalf of the Board of Directors